United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: January 15, 2019
(Date of Earliest Event Reported)
REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)
(858) 284-5000
(Registrant’s telephone number, including area code)
N/A
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 15, 2019, the Compensation Committee of the Board of Directors of Realty Income Corporation (the “Company”) adopted and approved the Realty Income Corporation Executive Severance Plan (the “Plan”), and designated each of the following named executive officers of the Company (the “Executives”) as participants in the Plan:

•	Sumit Roy, President and Chief Executive Officer

•	Paul M. Meurer, Executive Vice President, Chief Financial Officer and Treasurer

•	Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary

•	Neil M. Abraham, Executive Vice President, Chief Strategy Officer
In connection with the adoption of the Plan, the Company entered into a participation agreement with each of the Executives with respect to his participation in the Plan (each, a “Participation Agreement”). Each Participation Agreement provides that the employment agreement previously entered into between the Company and the Executive is terminated.
Under the Plan, if a participant’s employment with the Company is terminated by the Company without “cause” or by the participant due to a “constructive termination” (each as defined in the Plan), then, subject to the participant’s execution and non-revocation of a severance agreement and general release of claims, the participant will be entitled to receive:

•
a lump-sum cash payment in an amount equal to the product of (x) the participant’s applicable cash severance multiple, multiplied by (y) the sum of (i) the participant’s then-current annual base salary, plus (ii) the average annual cash bonus earned by the participant for the previous three years (or, if the participant was not previously eligible to earn an annual cash bonus, the participant’s target annual cash bonus);

•
continued group health insurance coverage at the Company’s expense for the participant’s applicable healthcare continued period following the participant’s termination date or until the participant becomes covered under another group health insurance plan, whichever occurs first; and

•
each outstanding and unvested time-vesting restricted stock and restricted stock unit award held by the participant will vest in full as of the participant’s termination date, and each outstanding and unvested performance-vesting equity award held by the participant will be treated in accordance with the terms of the applicable plan and award agreement governing such award.

Each participant’s applicable cash severance multiple and healthcare continuation period is specified in his or her participation agreement and may vary depending on whether the participant’s termination of employment occurs in connection with a change in control of the Company (i.e., on the date of, or during the twelve month period immediately following, such change in control) (a “CIC Termination”). Pursuant to the terms of the Participation

Agreements, (i) Mr. Roy’s cash severance multiple is two (or three in the event of a CIC Termination) and each other Executive’s cash severance multiple is one (or two in the event of a CIC Termination), and (ii) Mr. Roy’s healthcare continuation period is 18 months (whether or not such termination is a CIC Termination) and each other Executive’s healthcare continuation period is 12 months (or 18 months in the event of a CIC Termination).
If a participant’s employment with the Company is terminated by reason of the participant’s death or disability, then, each outstanding and unvested time-vesting restricted stock and restricted stock unit award held by the participant will fully vest as of the participant’s termination date.
A participant’s right to receive and retain the severance benefits payable under the Plan is conditioned on the participant’s continued compliance with any restrictive covenants with respect to which the participant is bound and the participant’s timely return of all Company property in his or her possession following his or her termination date. Each participation agreement entered into with the Executives contains certain restrictive covenants that apply to the Executive, including a confidentiality covenant that extends indefinitely.
The Company may amend or terminate the Plan at any time and for any reason, provided that no termination or amendment of the Plan (i) may, with respect to any individual who becomes a participant in the Plan concurrently with the adoption of the Plan, adversely affect the rights of such participant without his or her advance written consent, (ii) upon or following a change in control of the Company may adversely affect the rights of any other participant without the participant’s advance written consent, and (iii) prior to a change in control of the Company may adversely affect the rights of any other participant without the participant’s advance written consent, unless the Company provides the affected participant with at least 12 months’ advance written notice.
The foregoing descriptions of the Plan and the Participation Agreements are not complete and are subject to and qualified in their entirety by the terms of the Plan and form of participation agreement, as applicable, which are filed as Exhibits 10.1 and Exhibit 10.2 to this Form 8-K, and which are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits
10.1 Realty Income Corporation Executive Severance Plan
10.2 Form of Participation Agreement
INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Realty Income Corporation Executive Severance Plan
10.2	Form of Participation Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2019	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary